Exhibit 99.1

Ormat Technologies Contact: Smadar Lavi VP Corporate Finance and Head of Investor Relations 775-356-9029 (ext. 65726) slavi@ormat.com	Investor Relations Agency Contact: Rob Fink Hayden - IR 646-415-8972 rob@haydenir.com

Ormat Technologies Reports SECOND quarter 2018 financial results

Total revenue of $178.3 million

electricity revenue up 10.2%, despite Volcano-related outage at PUNA Plant

RENO, Nev. August 7, 2018, Ormat Technologies, Inc. (NYSE: ORA) today announced financial results for the second quarter ended June 30, 2018. The financial results were impacted by two main events. First, the shutdown of the Puna Power Plant in Hawaii (the “Puna Plant”) on May 3, 2018 following the nearby Kilauea volcano eruption and second, the consolidation of U.S. Geothermal Inc. (“USG”), following the close of its acquisition on April 24, 2018.

($ millions, except per share amounts)	Q2 2018	Q2 2017	Change (%)
Revenues
Electricity	122.2	110.9	10.2%
Product	54.9	67.6	(18.7%	)
Other	1.2	0.9	36.8%
Total Revenues	178.3	179.4	(0.6%	)
Gross margin (%)
Electricity	33.5	43.0
Product	31.6	35.7
Other	(68.3)	(154.6)
Gross margin (%)	32.2	39.3
Operating income	36.6	53.2	(31.2%	)
Net income (loss) attributable to the Company’s shareholders	(0.3)	8.6
Diluted EPS	$(0.01)	$0.17

Adjusted Net income attributable to the Company’s stockholders[1]	16.6	29.5
Diluted Adjusted EPS	0.32	0.58
Adjusted EBITDA	80.8	88.1	(8.3%	)

1 A reconciliation of Adjusted Net income attributable to the Company’s stockholders is set forth below in this release

ORMAT TECHNOLOGIES, INC.
6225 Neil Road Reno, Nevada • +1-775-356-9029 • ormat@ormat.com	ormat.com

second quarter financial highlights

●	Total revenues of $178.3 million, down 0.6% compared to the second quarter of 2017.

●	Electricity segment revenues of $122.2 million, up 10.2% compared to the second quarter of 2017 despite the outage of the Puna Plant since May 3, 2018 following the Kilauea volcano eruption.

●	Electricity generation increased 7.7%, compared to the second quarter of 2017, from 1.33 million MWh to 1.43 million MWh.

●

Electricity segment gross margin was 33.5% compared to 43.0% last year. The reduction is mainly related to the outage of the Puna Plant, resulting in a reduction of approximately $5.7 million in gross profit. Gross margin was also impacted by planned maintenance activity at USG power plants that required their shut down as part of the operational integration plan and took longer than planned.

●	Electricity segment gross margin for the second quarter of 2018 excluding Puna and USG plants:

	Q2 2018	Q2 2017	H1 2018	H1 2017
Gross Margin (%) Excluding Puna and USG Plants

Electricity segment	40.7%	43.0%	42.9%	43.0%

●	Product segment revenues of $54.9 million, down 18.7% compared to the second quarter of 2017.

●	Product segment backlog amounts to $229.0 million as of August 1, 2018[2].

●	Other segment revenue was $1.2 million in the quarter compared to $0.9 million last year.

●

Total gross margin was 32.2% compared to 39.3% in the second quarter of 2017; excluding the impact of the Kilauea volcano eruption near the Puna Plant and the planned maintenance activity at the USG power plants, gross margin was 37.0%.

●

Net loss attributable to the Company's shareholders was $0.3 million, or $0.01 per diluted share, compared to a net income attributable to the Company's shareholders of $8.6 million, or $0.17 per diluted share, in the second quarter of 2017.

●

Adjusted EBITDA of $80.8 million, compared to $88.1 million in the second quarter of 2017. The reduction was due to an expected reduction in revenue and profitability of the Product segment and gross loss in the Puna Plant and in USG. This reduction was partially offset by an increase in the Electricity segment revenues from new projects and by an increase in Ormat’s proportionate share in the EBITDA of Sarulla Geothermal Power Plant (“Sarulla”).

●

In the second quarter 2018, we recorded a non-cash a tax expense of $16.9 million. This expense represents a partial reverse, as expected, of the tax benefit of $44.4 million that was recorded in the first quarter of 2018 for the reduction of the valuation allowance related to foreign tax credits and production tax credits.

●

Adjusted net income attributable to the Company's shareholders of $16.6 million, or $0.32 per diluted share for the three months ended June 30, 2018, compared to $29.5 million, or $0.58 per diluted share, in the second quarter of 2017.

●	Declared a quarterly dividend of $0.10 per share for the second quarter of 2018.

2 The Product segment backlog includes revenues for the period between July 1, 2018 and August 1, 2018. The increase in the backlog is compared with the Backlog of $281.0 million as of May 7, 2018.

Page 2/9

Recent Developments

●	Completed testing and commenced commercial operation of the 11 MW Plant I expansion project in the Olkaria III complex in Kenya increasing the total generating capacity of the complex to 150 MW.

●

Closed a $33.4 million tax equity partnership transaction for Tungsten Mountain geothermal power plant whereby Ormat will continue to operate and maintain the power plant and will receive substantially all of the distributable cash flow generated by the power plant.

●	Commenced commercial operation of the third and final unit of Sarulla bringing the project to its full capacity of 330 MW.

“In the second quarter we delivered a 10.2% increase in Electricity segment revenue and a 7.7% increase in generation despite the significant impact of the Puna Plant outage following the Kilauea Volcano eruption,” commented Isaac Angel, Chief Executive Officer. “This speaks to the strength of our Electricity segment. The growth we delivered in the recent 12 months from organic growth and by acquisitions mitigated the impact of the shutdown in the Puna Plant and enabled us to increase the Electricity segment revenue and maintain a constant level of total revenues quarter over quarter by compensating for the expected reduction in the Product segment.

The outage we had this quarter in the Puna Plant and the planned maintenance activity in the USG plants impacted our profitability. However, despite this outage and planned maintenance and assuming we will receive the insurance payouts related to Puna Plant’s loss of profits by the end of the year, we expect that the profitability in the Electricity segment in the full year to be in line with profitability last year.”

Mr. Angel continued: “In Hawaii, lava continues to flow near our Puna Plant, and it is not yet possible to anticipate a timeline for the lava flow resolution. This impacts our financials, but we are in discussion with our insurers and expect to be reimbursed for loss of profits and property damages. Assuming the insurance reimbursement will be in line with our expectations we will meet our Adjusted EBITDA targets for the year. However, the timing of insurance commitment and payouts can impact this as we navigate the event.”

Mr. Angel added, “We continued with our growth plans in the second quarter. From the beginning of the year we added approximately 70 MW to our portfolio including 11 MW that were added in the second quarter to our Olkaria III complex in Kenya, bringing our total portfolio to 862 MW. We are on track with our near-term growth target and plan to add between 115 and 125 MW by the end of 2020.”

Guidance

Mr. Angel added, “In light of the continued lava flow near the Puna Plant and the accounting treatment that does not allow to record insurance payouts in revenues, we are adjusting our full-year 2018 guidance for the Electricity segment revenues to be between $500 million and $510 million to reflect the Puna Plant shutdown. We are increasing our guidance for the Product segment revenues to be between $190 million and $200 million. There is no change to Revenues from energy storage and demand response activity which are expected to be between $8 million and $12 million. As such, guidance for the total revenues is between $698 million and $722 million. We increased our 2018 guidance for Adjusted EBITDA to be between $370 million and $380 million for the full year, assuming successful resolution by the end of 2018 of our insurance claim for loss of profits at the Puna Plant.

In the event we do not reach a resolution of our insurance claim by the end of 2018, the 2018 Adjusted EBITDA will be negatively impacted by approximately $20.0 million dollars.

We expect annual Adjusted EBITDA attributable to minority interest to be approximately $30.0 million. The minority interest includes our partners share in the insurance claim for the Puna Plant.

Page 3/9

The Company provides a reconciliation of Adjusted EBITDA, a non-GAAP financial measure for the three and six months ended June 30, 2018. However, the Company is unable to provide a reconciliation for its Adjusted EBITDA guidance range due to high variability and complexity with respect to estimating forward looking amounts for impairments and disposition and acquisition of business interests, income taxes including the tax impact of the repatriation of proceeds from sales in foreign jurisdictions and tax benefit or expense related to effects of the recently-enacted tax law reform in the United States and other non-cash expenses and adjusting items which are excluded from the calculation of Adjusted EBITDA..

second Quarter 2018 Financial Results

For the three months ended June 30, 2018, total revenues were $178.3 million, down 0.6% compared to the quarter ended June 30, 2017. Electricity segment revenues increased 10.2% to $122.2 million for the three months ended June 30, 2018, up from $110.9 million for the three months ended June 30, 2017. The increase was mainly attributable to the commencement of new power plants and the consolidation of USG and was offset by the outage at the Puna Plant. Product segment revenues decreased 18.7% to $54.9 million for the three months ended June 30, 2018, from $67.6 million for the three months ended June 30, 2017. Other segment revenue were $1.2 million in the second quarter of 2018 compared to $0.9 million in 2017.

General and administrative expenses for the three months ended June 30, 2018 were $15.9 million, or 8.9% of total revenues, compared to $12.2 million, or 6.8% of total revenues, for the three months ended June 30, 2017. The increase was primarily attributable to expenses of approximately $2.0 million related to USG consolidation that was acquired on April 24, 2018 and higher costs associated with the identified restatement of our second and third quarter of 2017 financial statements and our full-year 2017 financial statements and the associated work related to the restatement.

Other non-operating income (expense), net for the three months ended June 30, 2018 were $7.4 million reflecting insurance proceeds that we received for the loss of a rig at the Puna Plant.

The Company reported net loss attributable to the Company’s shareholders of $0.3 million, or $0.01 per diluted share, compared to net income attributable to the Company’s shareholders of $8.6 million, or $0.17 per diluted share, for the second quarter last year. Adjusted net income attributable to the Company's shareholders of $16.6 million, or $0.32 per diluted share for the three months ended June 30, 2018, compared to $29.5 million, or $0.58 per diluted share, in the second quarter of 2017; Adjusted Net income attributable to the Company’s stockholders and diluted EPS for the second quarter of 2018 excludes an increase in the valuation allowance related to foreign tax credits and production tax credit, which is volatile between the periods in light of the evolving regulations in the tax code in the US following the new tax act and is not indicative to our long term operational results.

Adjusted EBITDA for the three months ended June 30, 2018 was $80.8 million, compared to $88.1 million for the three months ended June 30, 2017. The reduction in Adjusted EBITDA is mainly related to the outage and planned maintenance described above and higher general and administrative expenses. The reconciliation of GAAP net income to EBITDA and Adjusted EBITDA is set forth below in this release.

Dividend

On August 7, 2018, the Company’s Board of Directors declared, approved and authorized payment of a quarterly dividend of $0.10 per share pursuant to the Company’s dividend policy. The dividend will be paid on August 29, 2018 to shareholders of record as of the close of business on August 21, 2018. In addition, the Company expects to pay quarterly dividends of $0.10 per share in the next quarter.

Conference Call Details

Ormat will host a conference call to discuss its financial results and other matters discussed in this press release on Wednesday, August 8, at 9 a.m. ET. The call will be available as a live, listen-only webcast at investor.ormat.com. During the webcast, management will refer to slides that will be posted on the website. The slides and accompanying webcast can be accessed through the News & Events in the Investor Relations section of Ormat’s website.

An archive of the webcast will be available approximately 30 minutes after the conclusion of the live call.

Please ask to be joined into the Ormat Technologies, Inc. call.

Page 4/9

Participant telephone numbers
Participant dial in (toll free):	1-877-511-6790
Participant international dial in:	1-412-902-4141
Canada Toll Free:	1-855-669-9657

Conference replay
US Toll Free:	1-877-344-7529
International Toll:	1-412-317-0088
Canada Toll Free:	1-855-669-9658
Replay Access Code:	10122171

About Ormat Technologies

With over five decades of experience, Ormat Technologies, Inc. is a leading geothermal Company and the only vertically integrated Company engaged in geothermal and recovered energy generation (REG), with the objective of becoming a leading global provider of renewable energy. The Company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter – a power generation unit that converts low-, medium- and high-temperature heat into electricity. With 77 U.S. patents, Ormat’s power solutions have been refined and perfected under the most grueling environmental conditions. Ormat has 530 employees in the United States and 770 overseas. Ormat’s flexible, modular solutions for geothermal power and REG are ideal for vast range of resource characteristics. The Company has engineered, manufactured and constructed power plants, which it currently owns or has installed to utilities and developers worldwide, totaling over 2,600 MW of gross capacity. Ormat’s current 862 MW generating portfolio is spread globally in the U.S., Kenya, Guatemala, Indonesia, Honduras, and Guadeloupe. In March 2017, Ormat expanded its operations to provide energy storage and energy management solutions, by leveraging its core capabilities and global presence as well as through its Viridity Energy Solutions Inc. subsidiary, a Philadelphia-based Company with nearly a decade of expertise and leadership in energy storage, demand response and energy management.

Ormat’s Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat Technologies, Inc.'s Form 10-K/A and Form 10Q for the first quarter 2018, both filed with the SEC on June 19, 2018.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Page 5/9

Ormat Technologies, Inc. and Subsidiaries

Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet

For the Periods Ended June 30, 2018 and December 31, 2017

(Unaudited)

	June 30,	December 31,
	2018	2017

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$66,696	$47,818
Restricted cash, cash equivalents and marketable securities	76,041	48,825
Receivables:
Trade	109,061	110,410
Other	20,731	13,828
Inventories	36,696	19,551
Costs and estimated earnings in excess of billings on uncompleted contracts..	46,573	40,945
Prepaid expenses and other	39,836	40,269
Total current assets	395,634	321,646
Investment in an unconsolidated company	66,551	34,084
Deposits and other	20,532	21,599
Deferred income taxes	102,162	57,337
Deferred charges	—	49,834
Property, plant and equipment, net	1,840,558	1,734,691
Construction-in-process	316,447	293,542
Deferred financing and lease costs, net	4,926	4,674
Intangible assets, net	207,206	85,420
Goodwill	40,133	21,037
Total assets	$2,994,149	$2,623,864
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$103,342	$153,796
Short-term revolving credit lines with banks (full recourse)	158,600	51,500
Billings in excess of costs and estimated earnings on uncompleted contracts..	16,136	20,241
Current portion of long-term debt:
Limited and non-recourse:
Senior secured notes	36,458	33,226
Other loans	21,495	21,495
Full recourse	5,000	3,087
Total current liabilities	341,031	283,345
Long-term debt, net of current portion:
Limited and non-recourse:
Senior secured notes	391,047	311,668
Other loans	230,973	242,385
Full recourse:
Senior unsecured bonds	303,527	203,752
Other loans	44,030	46,489
Liability associated with sale of tax benefits	70,574	44,634
Deferred lease income	49,973	51,520
Deferred income taxes	47,128	61,961
Liability for unrecognized tax benefits	9,637	8,890
Liabilities for severance pay	20,159	21,141
Asset retirement obligation	37,188	27,110
Other long-term liabilities	21,817	18,853
Total liabilities	1,567,084	1,321,748

Redeemable non-controlling interest	8,268	6,416

Equity:
The Company's stockholders' equity:
Common stock	51	51
Additional paid-in capital	892,601	888,778
Retained earnings (accumulated deficit)	405,353	327,255
Accumulated other comprehensive income (loss)	(2,297)	(4,706)
	1,295,708	1,211,378
Noncontrolling interest	123,089	84,322
Total equity	1,418,797	1,295,700
Total liabilities and equity	$2,994,149	$2,623,864

Page 6/9

Ormat Technologies, Inc. and Subsidiaries

Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Statement of Operations

For the Three and Six Months Periods Ended June 30, 2018 and 2017

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2018	2017	2018	2017

	(In thousands, except per share data)		(In thousands, except per share data)
Revenues:
Electricity	$122,179	$110,896	$254,668	$226,672
Product	54,915	67,587	103,587	141,709
Other	1,205	881	4,067	881
Total revenues	178,299	179,364	362,322	369,262
Cost of revenues:
Electricity	81,236	63,196	154,718	129,232
Product	37,573	43,432	71,299	92,884
Other	2,028	2,243	5,471	2,243
Total cost of revenues	120,837	108,871	231,488	224,359
Gross profit	57,462	70,493	130,834	144,903
Operating expenses:
Research and development expenses	1,251	1,050	2,359	1,652
Selling and marketing expenses	3,712	4,090	7,411	8,453
General and administrative expenses	15,866	12,201	29,719	22,150
Write-off of unsuccessful exploration activities	—	—	119	—
Operating income	36,633	53,152	91,226	112,648
Other income (expense):
Interest income	189	362	302	606
Interest expense, net	(15,846)	(14,540)	(30,190)	(29,463)
Derivatives and foreign currency transaction gains (losses) .	(529)	1,703	(2,128)	3,041
Income attributable to sale of tax benefits	3,556	4,356	10,917	10,513
Other non-operating expense, net	7,373	6	7,353	(86)
Income before income taxes and equity in losses of investees	31,376	45,039	77,480	97,259
Income tax (provision) benefit	(29,105)	(32,765)	(2,163)	(43,769)
Equity in losses of investees, net	388	(428)	1,598	(2,027)

Net income	2,659	11,846	76,915	51,463
Net income attributable to noncontrolling interest......	(3,002)	(3,206)	(7,750)	(7,629)
Net income attributable to the Company's stockholders...	$(343)	$8,640	$69,165	$43,834

Earnings per share attributable to the Company's stockholders - Basic and diluted:
Basic:
Net Income	$(0.01)	$0.17	$1.37	$0.88

Diluted:
Net Income	$(0.01)	$0.17	$1.36	$0.87

Weighted average number of shares used in computation of earnings per share attributable to the Company's stockholders:
Basic	50,623	49,771	50,618	49,726
Diluted	50,958	50,624	51,001	50,559

Page 7/9

Ormat Technologies, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA

For the Three and Six Months Periods Ended June 30, 2018 and 2017

(Unaudited)

We calculate EBITDA as net income before interest, taxes, depreciation and amortization. We calculate Adjusted EBITDA as net income before interest, taxes, depreciation and amortization, adjusted for (i) termination fees, (ii) impairment of long-lived assets, (iii) write-off of unsuccessful exploration activities, (iv) any mark-to-market gains or losses from accounting for derivatives, (v) merger and acquisition transaction costs, (vi) stock-based compensation, (vii) gain from extinguishment of liability, and (viii) gain on sale of subsidiary and property, plant and equipment. EBITDA and Adjusted EBITDA are not a measurement of financial performance or liquidity under accounting principles generally accepted in the United States of America and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with accounting principles generally accepted in the United States of America. EBITDA and Adjusted EBITDA are presented because we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of a Company’s ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do.

The following table reconciles net income to EBITDA and Adjusted EBITDA for the three and six-month periods ended June 30, 2018 and 2017.

	Three Months Ended June 30		Six Months Ended June 30
	2018	2017	2018	2017

	(in thousands)		(in thousands)
Net income	$2,659	$11,846	$76,915	$51,463
Adjusted for:
Interest expense, net (including amortization of deferred financing costs)	15,657	14,178	29,888	28,857
Income tax provision	29,105	32,765	2,163	43,769
Adjustment to investment in uncosolidated company:			—	—
our proportionate share in interest, tax and depreciation and amortization ..	4,454	—	7,984
Depreciation and amortization	31,859	25,749	61,296	51,290
EBITDA	$83,734	$84,538	$178,246	$175,379

Mark-to-market gains or losses from accounting for derivatives	537	(940)	1,499	(2,463)
Stock-based compensation	2,116	3,630	3,823	5,343
Gain on sale of subsidiary and property, plant and equipment	—	—	—	—
Insurance proceeds in excess of assets carrying value	(7,150)	—	(7,150)	—
Losse from extinguishment of liability	—	—	—	—
Settlement expenses	—	—	—	—
Impairment of long-lived assets	—	—	—	—
Merger and acquisition transaction cost	1,571	900	2,670	1,700
Write-off of unsuccessful exploration activities	—	—	119	—
Adjusted EBITDA	$80,808	$88,128	$179,207	$179,959

Page 8/9

Ormat Technologies, Inc. and Subsidiaries

Reconciliation of Adjusted Net Income Attributable to the Company's Shareholders

For the Three and Six Months Periods Ended June 30, 2018 and 2017

(Unaudited)

	Three Months Ended June 30
	2018	2017

	(in thousands)
Net income attributable to the Company's stockholders	$(0.3)	$8.6

One-time settlement expenses

One-time prepayment fees

One-time tax Expense	16.9	20.9

Adjusted net income attributable to the Company's stockholders	$16.6	$29.5

Weighted average number of shares diluted used in computation of earnings per share attributable to the Company's stockholders:	51.0	50.6

Adjusted EPS	0.32	0.58

Page 9/9